Filed Pursuant to Rule 424(b)(5) under the U.S. Securities Act of 1933, as amended

Registration No. 333-118956

Prospectus Supplement No. 1

to Prospectus dated December 5, 2007

GOLDEN STAR RESOURCES LTD.

Amalgamated in Canada on May 15, 1992 as a limited liability company under the

Canada Business Corporations Act, Corporation No: 2821281

Public Share Offer

on behalf of GOLDEN STAR RESOURCES LTD.

of 3,170,000 Common Shares of no par value

at GH¢3.00 per share

This prospectus supplement relates to the offering by Golden Star of its Common Shares to the public for GH¢3.00 per share, for a total offering amount of GH¢9.51 million, subject to a GH¢4.76 million (US$5.0 million) minimum subscription amount.

This prospectus supplement, which supplements our prospectus dated December 5, 2007, contains additional information about the anticipated closing date of the offering.

You should read the prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the prospectus.

Before deciding whether to apply for shares, you should consider whether shares are a suitable investment for you. Their values can go down as well as up. Past performance is not necessarily indicative of future performance. If you need advice, you should consult a suitable professional advisor. Investing in the Common Shares involves a high degree of risk. See “Risk Factors” in Part 6 of the prospectus and “Statements Regarding Forward-Looking Information” beginning on page xiv of the prospectus.

Neither the United States Securities and Exchange Commission nor any United States state securities commission or other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 21, 2007.

Each reference in the prospectus, including all references to the conclusion of the Offer Period and the Closing Date of the Offering, shall be amended to read “January 18, 2008.”